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                                                                     Exhibit 3.8

                                  HCC-EDI, LLC

            Amended and Restated Limited Liability Company Agreement

      This Amended and Restated Limited Liability Company Agreement of HCC-EDI, LLC, a Delaware limited liability company (the "LLC") is made as of December 10, 1999 by Haights Cross Operating Company (the "Member").

      WHEREAS, the LLC was formed as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the "Act") by the filing of a Certificate of Formation of the LLC with the Secretary of State of the State of Delaware on November 10, 1999;

      WHEREAS, Haights Cross Communications, LLC, a Delaware limited liability company (the "Original Member"), was the sole member of the LLC (holding one hundred percent (100%) of the membership interests in the LLC issued in exchange for a capital contribution in the amount of $1,000.00) pursuant to that certain Limited Liability Company Agreement of the LLC made as of November 10, 1999;

      WHEREAS, pursuant to that certain Merger Agreement by and among the Original Member and Haights Cross Communications, Inc., a Delaware corporation (the "Parent Holding Company"), the Original Member merged with and into the Parent Holding Company effective on the date hereof;

      WHEREAS, pursuant to that certain Contribution Agreement dated as of the date hereof by and among the Parent Holding Company and the Member, the Parent Holding Company contributed one hundred percent (100%) of its membership interests in the LLC to the Member;

      WHEREAS, as a result of the foregoing, the Member is now the sole member of the LLC; and

      WHEREAS, the Member hereto desires to set forth its agreement as to the affairs of the LLC and the conduct of its business.

      NOW, THEREFORE, the Member hereby sets forth the Amended and Restated Limited Liability Company Agreement as follows:

      1. Purposes and Powers. The LLC shall have authority to engage in any lawful business, purpose or activity permitted by the Act, and it shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC.

      2. Governance. The LLC shall be governed solely by the Member, or any officers of the LLC appointed by such Member, for all purposes under the Act. The Member, or such officers, shall have and may exercise on behalf of the LLC all of its rights, powers, duties and
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responsibilities under Section 2 or as provided by law. Any action taken by the
Member, or such officers, and the signature of the Member, or such officers, on any agreement, contract, instrument or other document on behalf of the LLC, shall be sufficient to bind the LLC and shall conclusively evidence the authority of the Member, such officers and the LLC with respect thereto.

      3. Membership Interest.

            (a) The Member holds 100 units of membership interest ("Units") in the LLC out of 100 Units issued, representing a one hundred percent (100%) interest in the profits and losses of the LLC.

            (b) A Unit shall be a security governed by Article 8 of the Delaware Uniform Commercial Code.

      4. Dissolution. The LLC shall dissolve and its affairs shall be wound up with and only with the written consent of the Member.

      5. Amendment or Modification. This Amended and Restated Limited Liability Company Agreement may be amended or modified from time to time only by a written instrument signed by the Member.


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     AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT SIGNATURE PAGE


      IN WITNESS WHEREOF, the Member has executed this Amended and Restated Limited Liability Company Agreement under seal as of the 10th day of December, 1999.

                             HAIGHTS CROSS OPERATING COMPANY


                             By: /s/ Paul J. Crecca
                                ________________________________________________
                                Name:   Paul J. Crecca
                                Title:  Chief Operating Officer, Chief Financial
                                        Officer and Treasurer